EXHIBIT (H)(2)
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                         Amended and Restated Schedule
                        to the Administration Agreement



                                                  Dated as of September 29, 2004


                                    SCHEDULE
                         TO THE ADMINISTRATION AGREEMENT
                             DATED FEBRUARY 15, 1997
                                     BETWEEN
                                 HIGHMARK FUNDS
                    AND SEI INVESTMENTS GLOBAL FUNDS SERVICES



         FEES: Pursuant to Article 4, Section A, the Trust shall pay the Administrator compensation for services rendered to the Highmark California Tax-Free Money Market Fund, HighMark Diversified Money Market Fund, Highmark U.S. Government Money Market Fund, HighMark 100% U.S. Treasury Money Market Fund, HighMark Balanced Fund, HighMark Growth Fund, HighMark Large Cap Value Fund, HighMark National Intermediate Tax-Free Bond Fund, HighMark Bond Fund, HighMark Intermediate Term Bond Fund, HighMark California Intermediate Tax-Free Bond Fund, HighMark Valued Momentum Fund, HighMark Small Cap Value Fund and Highmark Core Equity Fund and any other portfolios hereafter created by the Trust (the "Portfolios") at an annual rate equal to .20% of the average daily net assets of the Portfolios, which is calculated daily and paid monthly.

         DURATION AND TERM: Pursuant to Article 10, the term of this Agreement shall commence on October 1, 2004 and shall remain in effect through December 31, 2005 ("Initial Term"). This Agreement shall continue in effect for successive periods of 1 year after the Initial Term, unless terminated by either party on not less that 90 days prior written notice to the other party.

                  For any new Portfolios established during the Initial Term or subsequent terms of the Agreement, the Administrator will charge a minimum fee of $55,000/year. These minimum fees on new Portfolios will be waived for the first 90 days of operation.

         TRANSFER AGENCY FEES: The Administrator will be responsible for transfer agency fees related to the Portfolios in existence as of the date of this revised schedule and classes thereof for up to 50,000 accounts amongst all of the Trust's existing Portfolios. The Administrator may pay such fees directly, reimburse the Trust for such fees or waive its administration fee in such amount. The Trust will be responsible for transfer agency fees related to accounts in excess of 50,000 and all out-of-pocket expenses.

         For any new Portfolios or share classes of the existing Portfolios established and offered to the public during the term of the Agreement, the Trust will be charged a fee in accordance with effective fee schedule in place with transfer agent at that time. This undertaking by the Administrator shall not affect the allocation methodology of transfer agency expenses applied by the Trust. That is, any transfer agency fee incurred by a new Portfolio or class of a Portfolio in existence as of the date of this revised schedule (including, but not limited to, any applicable minimum fee) shall be allocated pro rata amongst all of the then existing Portfolios based on their respective net assets.

         LEGAL FEES: The Trust will be responsible for routine legal expenses in the amount of up to $250,000 and for non-routine legal expenses. The Administrator will be responsible for routine legal expenses in excess of $250,000/year. Routine legal expenses include annual updates to the Trust's registration statement and supplements as necessary; review of annual and semi-annual reports; board meeting attendance and preparation of minutes; annual trustee, officer and service provider questionnaires; annual review of investment advisory agreement; anti-money laundering and Sarbanes-Oxley related issues; establishment of new portfolios (up to two separate filings); and proxies related to affiliated portfolio mergers and acquisitions and investment policy changes that do not involve special circumstances (up to one filing per year)



         HIGHMARK FUNDS                      SEI INVESTMENTS
                                             GLOBAL FUNDS SERVICES


         By: /s/ Philip T. Masterson         By: /s/ Timothy D. Barto
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         Name: Philip T. Masterson           Name: Timothy D. Barto
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         Date: 12/15/04                      Date: 12/15/04
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